Exhibit 10.2
PSYCHIATRIC SOLUTIONS, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (the “Agreement”) is made and entered into as of the 15th day of April, 2010, by and between Psychiatric Solutions, Inc. (the “Company”) and                                          (the “Executive”).
     WHEREAS, the Executive is a senior executive of the Company and is expected to make major contributions to the profitability, growth and financial strength of the Company;
     WHEREAS, the Company recognizes that, as is the case of most companies, the possibility of a Change in Control (as hereinafter defined) exists;
     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and
     WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the ongoing employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control of the Company;
     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the Company and the Executive agree as follows:
     1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
          (a) “Base Pay” means the Executive’s gross annual salary as may be determined from time to time by the Company, whether acting through its Board of Directors (the “Board”) or a committee thereof, its President and CEO or otherwise, including deferrals of the foregoing pursuant to Section 125 of the Code and deferrals by the Executive under any deferred compensation plan maintained by the Company or any affiliate thereof.
          (b) “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in the default definitions under Treasury Regulation Sections 1.409A-3(i)(5)(v) – (vii).
          (c) “Code” means the Internal Revenue Code of 1986, as amended.
          (d) “Company” means Psychiatric Solutions, Inc., a Delaware corporation, and, as the context may require, its direct and indirect wholly-owned subsidiaries and affiliates.
          (e) “Disability” means a condition that results in the Executive’s (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

          (f) “Incentive Pay” means the aggregate annual bonus, incentive bonus or other payments of cash compensation, in addition to Base Pay, made or authorized or contemplated to be made in regard to services rendered by the Executive in any fiscal year pursuant to any bonus, incentive compensation, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or any successor thereto, including deferrals of the foregoing pursuant to Section 125 of the Code and deferrals by the Executive under any deferred compensation plan maintained by the Company or any affiliate thereof.
          (g) “Separation Date” means the date on which the Executive experiences a Separation from Service.
          (h) “Separation from Service” means a separation from service with the Company within the meaning of the default definition of section 1.409A-1(h) of the Treasury Regulations.
          (i) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the first anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death or Disability.
          (j) “Term” means the period commencing as of the date first set forth above and expiring as of the later of (i) the close of business on December 31, 2011, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on December 31, 2011 and each December 31 thereafter until the occurrence of a Change in Control, the Term of this Agreement will automatically be extended for an additional year unless, not later than October 1 immediately preceding each such December 31, the Company or the Executive shall have given written notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 8, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately, without further action, terminate and be void and of no further force or effect.
     2. Separation from Service Following a Change in Control:
          (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period. If, during the Severance Period, the Executive’s employment is terminated by the Company, other than as a result of the Executive’s death or Disability, the Executive will be entitled to the compensation and benefits provided by Section 3 hereof.
          (b) In the event of the occurrence of a Change in Control, the Executive may terminate his or her employment with the Company during the Severance Period, with the right to the compensation and benefits as provided in Section 3, upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment):
     (i) Failure to elect or reelect or otherwise to maintain the Executive in the office(s) of the Company which the Executive held immediately prior to a Change in Control;
     (ii) (A) A material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) which the Executive held immediately prior to the Change in Control (including, without limitation, a change in offices, titles, scope of the business or other activities for which the Executive was responsible, or upstream or downstream reporting relationships);
     (B) A reduction in the aggregate amount of the Executive’s Base Pay or Incentive Pay as in effect for the Executive immediately prior to the occurrence of a Change in Control or such higher amount of Base Pay or Incentive Pay as may thereafter be determined by the Company, whether acting through the Board or a committee thereof, its President and CEO or otherwise, or
     (C) The termination, elimination or denial of the Executive’s rights to employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction, termination, elimination, denial or reduction, as the case may be;
     (iii) A change in business circumstances occurs following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control or a change in the Executive’s upstream or downstream reporting responsibilities, which change in business circumstances renders the Executive substantially unable to carry out, materially hinders Executive’s performance of, or causes Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position(s) held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Executive of such situation;
     (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 10(a);
     (v) The Company relocates its principal executive offices, or requires the Executive to have his or her principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Company’s principal executive offices in the course of discharging his or her responsibilities or duties hereunder at least twenty percent (20%) more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his or her prior written consent; or
     (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
     Notwithstanding anything herein to the contrary, for purposes of this Agreement, an event will not constitute a termination of employment unless it qualifies as a Separation from Service.

          (c) A Separation from Service will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof.
     3. Severance Compensation and Other Benefits:
          (a) Except to the extent that, upon the consummation of the transaction or event constituting a Change in Control, the outstanding stock options and shares of restricted stock held by the Executive are assumed, or substituted by economically equivalent awards subject to the same vesting schedule and forfeiture terms, by the purchaser or successor to the Company in such Change in Control (or an affiliate thereof), effective immediately prior to the consummation of the Change in Control, (i) all outstanding stock options held by the Executive shall become fully vested and exercisable, and (ii) all outstanding shares of restricted stock held by the Executive shall become fully vested and all forfeiture and transfer restrictions thereon shall lapse.
          (b) If, following the occurrence of a Change in Control and during the Severance Period, (i) the Company terminates the Executive’s employment (other than as a result of the Executive’s death or Disability) pursuant to Section 2(a), or (ii) the Executive terminates his or her employment pursuant to Section 2(b), the Company shall:
     (i) pay to the Executive a lump sum payment (the “Severance Payment”) within thirty (30) calendar days of the Separation Date, in an amount equal to:
          (A) any unpaid Base Pay through the Separation Date;
          (B) two (2) times the sum of (a) Base Pay (the aggregate amount and the components of which shall be determined based on the highest rate in effect for any period prior to the Separation Date), plus (b) Incentive Pay in an amount equal to the higher of (X) the highest annual amount of Incentive Pay paid to or earned by the Executive with respect to any fiscal year during the three (3) fiscal years immediately preceding the fiscal year in which the Change in Control occurs, and (Y) 100% of the Incentive Pay amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive by the Company, whether or not attained as of such Separation Date, to the Executive for the fiscal year in which the Change in Control occurs;
          (C) payment in respect of any accrued but unused paid time off or sick pay, and payment in respect of any business expenses incurred but not reimbursed prior to the Separation Date;
          (D) any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any plans or programs of the Company; and
          (E) a pro-rata portion of the Incentive Pay amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive by the Company, whether or not attained as of the Separation Date, to the Executive for the fiscal year in which the Separation Date occurs, calculated by dividing such amount by a twelve and multiplying the quotient by the number of full or partial months of employment completed prior to the Separation Date;
          provided, however, the Company shall not be obligated to make the Severance Payment unless and until the Executive signs a release as described in Section 3(e) below.
     (ii) (A) for twenty-four (24) months following the Separation Date (the “Continuation Period”), arrange at its sole expense, to provide the Executive with health and welfare benefits (other than long-term disability insurance benefits) that are substantially similar to the better of (when considered in the aggregate) (X) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Change in Control, or (Y) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Separation Date, and
          (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits under or in respect of any health and welfare benefits applicable to the Executive, his or her dependents or his or her beneficiaries.
If and to the extent that any health or welfare benefit described in subsection (A) or (B) of this Section 3(b)(ii) cannot be paid or provided under any applicable law or regulation, including without limitation Section 409A of the Code, or under the terms of any policy, plan, program or arrangement of the Company, then the Company will take all action necessary to ensure that such benefit is provided through other means to the Executive, his or her dependents and beneficiaries, as applicable, or the Company shall pay to the Executive a lump sum amount in cash equal to the fair market value of such foregone benefit, within the time period specified in Section 3(b)(i) above. The Company shall make any payment that may be necessary to ensure that the Executive’s after-tax position with respect to any health and welfare benefits received pursuant to this Section 3(b)(ii) is not worse than the Executive’s after-tax position in the event such benefits had been provided to the Executive while he or she was employed by the Company.
     (iii) (A) cause each stock option of the Executive, to the extent that it shall not otherwise have become vested and exercisable, to automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, and
          (B) cause each restricted stock or other equity-based award of the Executive to become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse.
          (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
          (d) For a period of twelve (12) months following the Separation Date, the Company shall timely reimburse the Executive for up to an aggregate of twenty-five thousand dollars ($25,000) of bona-fide outplacement counseling and related benefits obtained by the Executive.
          (e) The Company’s obligations pursuant to this Section 3 shall be conditioned upon Executive’s execution, delivery, and non-revocation of a release in substantially the form attached hereto as Exhibit A (the “Release”) within thirty (30) days after the Executive’s Separation Date and the amounts provided for in Section 3(b)(i) shall be paid in a single lump sum cash payment on the thirtieth day after the Executive’s Separation Date; provided, however, that notwithstanding the foregoing, if the Executive is a “specified employee” for purposes of Section 409A of the Code and the regulations issued thereunder (a “Specified Executive”), any payments required to be made pursuant to this Agreement shall not commence until one (1) day after the day which is six (6) months after the Executive’s Separation from Service (the “Delay Period”). In addition, if the Executive is a Specified Executive, to the extent that benefits to be provided to the Executive pursuant to Section 3(b)(ii) of this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period, unless the Executive’s termination occurs by reason of his death. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing benefits that would not be required to be delayed if the premiums were paid by the Executive, the Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within ten (10) days after the end of the Delay Period. To the extent that any benefits to be provided to the Executive pursuant to this Agreement are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(v), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Executive taxable year following the Executive taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Agreement or any plan providing for such benefits, the amount of expenses eligible for reimbursements during any taxable year of the Executive shall not affect the expenses eligible for reimbursements in any other taxable year.
          (f) Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 3 and under Sections 4, 5, 6 and 7 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
     4. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount.
          (a) Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive’s base amount, less $1.00 (the “Adjusted Amounts”). Such reduction shall be effected by reducing the amount of the Severance Payment or, to the extent no Severance Payment is then due or the

Severance Payment is insufficient to effect an adequate reduction, by rescinding the accelerated vesting of equity awards. The determinations to be made with respect to this Section 4 shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
          (b) Following any reduction effected pursuant to Section 4(a) above, the Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of excise tax under Section 4999 of the Code (the “Excise Tax”). Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.
          (c) If, following a reduction effected in accordance with Section 4(a), it nevertheless is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any of the Adjusted Amounts paid or payable to the Executive are subject to the Excise Tax (or if the Company declines to challenge the imposition of the Excise Tax), then, notwithstanding anything contained in this Section 4 to the contrary, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any Excise Tax; (ii) any federal, state or local income tax, interest charges or penalties arising in respect of the imposition of such Excise Tax; and (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for by this Section 4(c), shall be equal to the Adjusted Amounts. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
     5. Restrictive Covenants:
          (a) The Executive will, with reasonable notice during or after his period of employment with the Company, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
          (b) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. During the Executive’s employment with the Company and for a twelve (12) month period following the Executive’s resignation from his employment with the Company within twelve (12) months following a Change in Control other than a resignation for a reason described in Section 2(b), the Executive will not, except to the extent reasonably necessary in performance of the duties under this Agreement, (i) give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law, or (ii) make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company. Upon the termination of the Executive’s employment, the Executive shall deliver promptly to the Company all Company-owned equipment, notebooks, property, documents, memoranda, reports, files, books, correspondence, lists or other written or electronic records relating to the Company’s business that are or have been in the Executive’s possession or under the Executive’s control.
          (c) During the Executive’s employment with the Company and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of this relationship to the Company. During the Executive’s employment with the Company and for a twelve (12) month period following the Executive’s resignation from his employment with the Company within twelve (12) months following a Change in Control other than a resignation for a reason described in Section 2(b), the Executive will not (i) make any statements or perform any acts intended to advance the interests of any existing or prospective competitors of the Company in any way that will injure the interests of the Company, (ii) without express prior written approval from the Company’s Board of Directors, directly or indirectly own or hold any proprietary interest in, be employed by or receive compensation from any party engaged in the behavioral health business or any other business in which the Company is engaged at the time of the Executive’s termination in the same geographic areas where the Company does business, and (iii) without express prior written approval from the Company’s Board of

Directors, solicit any suppliers, customers or clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business, firm or entity, or ownership or more than 1% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period following the Executive’s resignation from his employment with the Company within twelve (12) months following a Change in Control other than a resignation for a reason described in Section 2(b), the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.
          (d) Neither the Company nor the Executive will, at any time after the date hereof, whether directly, indirectly, or through affiliates, publish or communicate any derogatory statements or opinions about the other (and with respect to the Company, including but not limited to disparaging or derogatory statements or opinions about the Company or any of its subsidiaries or affiliates or any of the Company’s or its subsidiaries’ or affiliates’ management, directors or services) to any third party; provided that it shall not be a breach of this Section 5(d). for either party to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on reasonable belief and are not made in bad faith.
          (e) The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 5 would cause irreparable harm to the Company, which could not be compensable by monetary damages, and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section 5 without being required to prove damages or furnish any bond or other security.
          (f) The Executive shall not be bound by the provisions of Section 5 in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement, provided that the Company fails to cure such default within thirty (30) days following written notice of such breach by the Executive to the Company.
     6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Separation Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.
     7. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any arbitration, litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the reasonable expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any arbitration proceedings, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, unless an arbitrator or other finder of fact determines that the claim or position asserted by the Executive in any action or proceeding against the Company was frivolous and that the Executive should, therefore, bear all or any portion of such fees and expenses.
     8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control. Any event or occurrence described in Section 2(b)(i), (ii), (iii), (v) or (vi) hereof following the commencement of a discussion with a third person that ultimately results in a Change in Control shall be deemed to have occurred after a Change in Control for the purposes of this Agreement.
     9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
     10. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     11. Notices. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 (to the attention of the General Counsel of the Company) and to the Executive at the Company’s address, with a copy to the Executive at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such State.
     13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
     14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.
     15. Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Nashville, Tennessee, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of

Civil Procedure. Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator. The arbitrator shall, in its award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, in such proportions as the arbitrator deems just; provided, however, that the Company shall pay the arbitrator’s fees and expenses.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     17. Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect to such subject matter.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PSYCHIATRIC SOLUTIONS, INC.
By:
Name:
Title:

EXECUTIVE
[Name]

EXHIBIT A
RELEASE
          This RELEASE, executed as of                                  , 20          (this “Release”), is made by the undersigned (the “Executive”) in favor of Psychiatric Solutions, Inc. (the “Company”) and the other “Releasees” (as hereinafter defined).
          WHEREAS, the Executive and the Company have entered into that certain Change in Control Severance Agreement, dated as of April 15, 2010 (the “Agreement”), pursuant to which, among other things, the Executive is entitled to certain severance compensation and benefits, subject to the Executive’s execution and delivery of this Release;
          NOW, THEREFORE, in consideration of the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:
     1. Release.
               (a) The Executive hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended, together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment with the Company (or any subsidiary thereof) or the termination of the Executive’s employment with the Company (or any subsidiary thereof) (individually, a “Claim” and collectively, “Claims”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other Federal, state or local statutes, regulations, ordinances or common law (but shall not apply to any Claims the Executive may have arising under the Age Discrimination in Employment Act, as amended), or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive; provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any Company employee benefit plan in which the Executive was a participant before the Separation Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Separation Date; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, or under the bylaws, certificate of incorporation and/or other applicable governing documents of the Company, its subsidiaries and/or affiliates; or (iv) any and all Claims to payments, rights and benefits arising under the Agreement.
               (b) For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims, if any, which the Executive may have, including Claims that the Executive does not now know or suspect to exist in the Executive’s favor against the Company or any of the Releasees and that this Release extinguishes those Claims.

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               (c) The Executive represents and warrants that he or she has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. The Executive further represents and agrees that he or she has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release. Furthermore, by signing this Release, the Executive (i) represents and agrees that he or she will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.
               (d) The Executive (i) acknowledges that he or she fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he or she is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the Company or its directors, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he or she had the opportunity to consult with an attorney regarding this Release.
     2. Entire Agreement. This Release constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the Company relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.
     3. Amendments. This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s) against whose interest any of the foregoing shall operate.
     4. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.
     5. Defined Terms; Third Party Beneficiaries. Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement. Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the terms and provisions of this Release.
          IN WITNESS WHEREOF, the Executive has executed this Release to be effective as of the date first above written.

EXECUTIVE
[Name]

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